Exhibit 21.1

SUBSIDIARIES

IMPCO Technologies Pty Limited

IMPCO Technologies (SA) Pty. Ltd.

IMPCO Technologies (NSW) Pty. Ltd. (Inactive)

IMPCO Fuel Systems Pty Ltd

IMPCO Technologies Japan, KK

Grupo I.M.P.C.O. Mexicano

IMPCO-BERU Technologies B.V.

IMPCO-BERU Technologies GmbH

IMPCO-BERU Technologies S.A.R.L.

IMPCO-BERU Technologies Limited

Minda IMPCO Technologies Limited

Minda IMPCO Limited

CNGC—IMPCO Technologies, LLC